Exhibit 99.1

Contact:

Martin O’Grady

Vice President, Chief Financial Officer

Tel: +44 20 7921 4038

E: martin.ogrady@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES COMMON SHARE OFFERING

Hamilton, Bermuda, November 8, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotels, restaurants, tourist trains and river cruise properties operating in 24 countries, today announced that it plans to sell 8,500,000 shares of Class A common shares, par value $.01 per share, in an underwritten public offering pursuant to its effective automatic shelf registration statement previously filed with the Securities and Exchange Commission.

The underwriters will be granted a 30-day option to purchase up to an additional 1,275,000 shares to cover over-allotments, if any.  The Company intends to use the net proceeds from this offering for general corporate purposes.

Deutsche Bank Securities Inc. and Barclays Capital Inc. are acting as joint book-running managers and underwriters for the offering.

Copies of the prospectus supplement relating to these securities may be obtained by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or email at prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.

Ends